EXHIBIT 99.1

JOINT NEWS RELEASE

SOLAE, SENOMYX ENTER INTO COLLABORATIVE AGREEMENT FOR DISCOVERY, DEVELOPMENT, COMMERCIALIZATION OF SOY PROTEINS WITH ENHANCED FLAVOR

SAN DIEGO, CA and ST. LOUIS, MO – April 25, 2007 – Senomyx, Inc. (NASDAQ: SNMX), a leading company focused on using proprietary technologies to discover and develop novel flavor ingredients for the packaged food and beverage industry, and Solae, a joint venture with DuPont (NYSE: DD) and Bunge Limited (NYSE: BG) that is the leading supplier of soy protein for food-based products, announced today that they have entered into a collaborative agreement for the discovery, development and commercialization of novel flavor ingredients intended to enhance the taste characteristics of soy proteins.

The new research, development and commercialization agreement includes a collaborative period during which the companies will seek to discover and develop new systems that enhance the flavor of soy proteins.  Under the licensing agreement, Solae will have exclusive worldwide use of the flavor ingredients in virtually all categories of foods and beverages that contain added soy protein.  Solae will fund the discovery and development of these flavor systems, and Senomyx will be entitled to certain milestone and royalty payments.

Food manufacturers use a variety of techniques to mask undesirable bitter tastes, such as adding sugar, fat or salt to a recipe.  The collaboration between Solae and Senomyx aims to develop new bitter blockers that better modulate and control bitterness in certain soy-based products.  Such innovations could improve the nutritional value of foods by allowing manufacturers to add more protein and use less sugar, salt and fat.  They may also accelerate consumer acceptance of nutritious foods containing soy protein.

“Consumers refuse to compromise taste for wellness,” said Jonathan McIntyre, Vice President of Research and Development at Solae. “To satisfy consumers, food manufacturers are looking for new innovations to improve the taste of healthy products. As a company focused on food ingredient innovation, we’re excited to work with Senomyx to deliver additional innovation in food formulation and taste.”

Soy protein is used in a wide variety of products, including energy bars, breakfast cereals, infant formula and beverages. As consumer demand for healthier food options increases, food manufacturers are increasingly looking to formulate products with soy protein. The companies expect to develop novel soy protein flavor enhancers and taste modulators using Senomyx’s proprietary taste receptor-based assays and screening technologies.

“We are looking forward to collaborating with Solae on new flavor ingredients that could help expand the rapidly growing market for soy protein,” said Kent Snyder, President and Chief Executive Officer of Senomyx.  “This agreement supports our strategy of establishing partnerships with market leading companies seeking to create a competitive advantage for their products.  We are pleased to add Solae to our list of world-class collaborators, which includes Ajinomoto, Cadbury Schweppes, Campbell Soup, Coca-Cola, Kraft Foods, and Nestlé.”

About Senomyx, Inc.

Senomyx is a leading company focused on using proprietary taste receptor-based assays, screening technologies and optimization chemistry to discover and develop novel flavors, flavor enhancers and taste modulators for the packaged food and beverage industry.  Senomyx’s current programs focus on the development of flavor ingredients in the savory, sweet, salt and bitter areas.  Senomyx has entered into product discovery and development collaborations with seven of the world’s leading packaged food, beverage, and ingredient supply companies: Ajinomoto Co., Inc., Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc., Nestlé SA, and The Solae Company.  For more information, visit www.senomyx.com.

About Solae

Solae is the global leader in the research, development and manufacture of soy protein ingredients. Headquartered in St. Louis, Missouri, USA, with annual revenue exceeding $1 billion, the company is a joint venture between DuPont (NYSE: DD) and Bunge Limited (NYSE: BG). For more information, visit www.solae.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the capabilities of Senomyx’s flavor ingredients; Senomyx’s ability to discover new flavor ingredients; and Senomyx’s ability, or Senomyx’s collaborators’ ability, to commercialize products incorporating Senomyx’s flavor ingredients in packaged foods and beverages. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K, under the headings “Risks Related to

Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts:

Gwen Rosenberg

Senomyx, Inc.

Vice President, Investor Relations & Corporate Communications

(858) 646-8369

gwen.rosenberg@senomyx.com

Andrew Shea

The Solae Company

(314) 659-3379

ashea@solae.com

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